Exhibit 10.16.2

EMPLOYEE PROTECTION AND NONCOMPETITION AGREEMENT AMENDMENT
THIS EMPLOYEE PROTECTION AND NONCOMPETITION AGREEMENT AMENDMENT (“Amendment”) is made and entered into as of December 8, 2017 (the “Amendment Date”), by and between VENTAS, INC., a Delaware corporation (the “Company”) and JOHN D. COBB, an employee of the Company (“Employee”), pursuant to the terms of the Employee Protection and Noncompetition Agreement by and between the Company and Employee, dated as of October 21, 2013 (the “Agreement”). Unless otherwise provided, capitalized terms in this Amendment have the meaning set forth in the Agreement.
The Agreement is hereby amended in the following manner.
1. Section 1(a)(i) shall be deleted and replaced by the following:
“(i) The Company shall pay Executive within thirty (30) days of the Date of Termination (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to the sum of (A) Executive’s annual Base Salary and (B) the annual cash bonus Executive would receive for the year of termination assuming maximum individual and Company performance.”
2.     Section 2(a)(i) shall be deleted and replaced by the following:
“(i) The Company shall pay Executive within thirty (30) days of the Date of Termination (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to two and one-half (2.5) times the sum of (A) Executive’s annual Base Salary, plus (B) the annual cash bonus Executive would receive for the year of termination assuming target individual and Company performance.”
3.     In all other respects, the Agreement, as amended hereby, shall continue in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed and consented to this Amendment on and as of the date first above written.

VENTAS, INC.

By:	/s/ T. Richard Riney
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

/s/ John D. Cobb John D. Cobb